GARDNER, CARTON & DOUGLAS Suite 3400 - Quaker Tower
                     321 North Clark Street
                 Chicago, Illinois  60610-4795 (312) 644-3000
                  Telecopier:  (312) 644-3381
                        January 22, 1997
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

  Re:  Prudential Distressed Securities Fund, Inc.
       Rule 24f-2 Notice to Form N-1A Registration Statement
       File Nos. 333-00203 and 811-07491

Ladies and Gentlemen:

As counsel for Prudential Distressed Securities Fund, Inc., a Maryland corporation (the "Fund"), we have examined the proceedings taken and being taken with respect to the Notice filed by the Fund pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "Act"), making definite in number the shares registered pursuant to that Rule for the fiscal period ended November 30, 1996.
  We have examined all instruments, documents and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the 1,131,194 shares of common stock, $.001 par value per share, which were registered in indefinite number and sold in reliance on Rule 24f-2 under the Act were, when issued by the Fund, validly authorized and issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion pursuant to Rule 24f-2 and to the reference to us in the Notice filed herewith.

                                 Very truly yours,
                          /s/ GARDNER, CARTON & DOUGLAS
PHD/KJF/cav